SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 21, 1997




                        THE CARBIDE/GRAPHITE GROUP, INC.

        Delaware                    0-20490                     25-1575609
(State of Incorporation)    (Commission File Number)          (IRS Employer
                                                           Identification Code)


                         One Gateway Center, 19th Floor
                                 Pittsburgh, PA
                                      15222
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (412) 562-3700





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Item 1 through Item 4:  Not applicable.

Item 5 -- Other Events:

     On April 21, 1997, the Registrant released the following information with respect to a $28 million Longitudinal graphitizing project:

     Pittsburgh,  PA - April 21, 1997 - The Carbide/Graphite Group, Inc. (NASDAQ
NNM: CGGI) today announced plans to build a $28 million Longitudinal graphitizing facility which will replace less efficient Acheson graphitizing facilities. The project, which is subject to regulatory and environmental permitting approvals, will be funded from internal cash flow and available credit facilities.

     Walter Fowler, Chairman and Chief Executive Officer, commented, "The new Longitudinal facilities will be capable of graphitizing 30 million pounds of high quality electrodes at a significantly lower cost than the Acheson units being removed from service. Once completed, Longitudinal graphitizing technology will comprise 95% of C/G's total graphitizing capacity, an optimal balance given our mix of products. The benefits of Longitudinal technology compared to Acheson technology include a manufacturing cost advantage of almost $0.20 per pound, a shorter inventory cycle of 8 days versus 24 days, as well as significant processing advantages which will enhance our ability to produce larger, higher quality electrodes. This capital investment complements the two modernization projects currently underway in our graphite electrode facilities and completes our current capital spending plan to increase the efficiency and capabilities of our electrode production process."

     The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

     Note: This release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results could differ materially from those set forth in such statements due to various factors. Such factors include the risks associated with Longitudinal graphitizing technology and the ability to obtain regulatory and environmental approvals and permits.

                                      # # #


Item 6 through Item 8:  Not applicable.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the following hereunto duly authorized.

                                         The Carbide/Graphite Group, Inc.

                                              /s/  Walter B. Fowler
                                    -------------------------------------------
                                    Walter B. Fowler -- Chief Executive Officer
Dated:  April 22, 1997



















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